EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

1.    AK Chemie GmbH (Germany)
2.    Alcor Chemie AG (Switzerland)
3.    Alcor Chemie Vertriebs GmbH (Switzerland)
4.    Associated Octel Company (South Africa)(Pty) Ltd.
5.    Bycosin AB (Sweden)
6.    Bycosin Corp
7.    Bycosin de Mexico SA de CV (Mexico)
8.    Bycosin Ecuador SA (Ecuador)
9.    Bycosin Far East Pte Ltd. (Singapore)
10.   Bycosin Hungary Additive and Distributing Ltd. (Hungary)
11.   Bycosin Invest AB (Sweden)
12.   Bycosin SA de CV (Mexico)
13.   CP3500 Asia Pte Ltd. (Singapore)
14.   CP3500 International Ltd. (Cyprus)
15.   CP3500 International (Hellas) Ltd. (Greece)
16.   CP Manufacturing BV (Holland)
17.   Gamlen BV (Holland)
18.   Gamlen Industries SA (France)
19.   H Performance Products Inc.
20.   Hi-Mar Specialties Inc.
21.   Interplast BV (Holland)
22.   Manhoko Ltd. (Hong Kong)
23.   Novoktan GmbH (Germany)
24.   OBOAdler Company Ltd. (United Kingdom)
25.   Octavision Ltd. (United Kingdom)
26.   Octel America Inc.
27.   Octel Corp.
28.   Octel Deutschland GmbH (Germany)
29.   Octel Developments PLC (United Kingdom)
30.   Octel Environmental Ltd. (United Kingdom)
31.   Octel Exhaust Systems Ltd. (United Kingdom)
32.   Octel France SAS (France)
33.   Octel Innovations Ltd. (United Kingdom)
34.   Octel International Ltd. (United Kingdom)
35.   Octel Italia Srl (Italy)
36.   Octel Performance Chemicals Ltd. (United Kingdom)
37.   Octel Petroleum Specialties Ltd. (United Kingdom)
38.   Octel Starreon LLC
39.   Octel Trading Ltd. (United Kingdom)
40.   Octel Valvemaster Ltd. (United Kingdom)
41.   ProChem Chemicals Inc
42.   The Associated Octel Co. Ltd. (United Kingdom)